EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

Dated: 2/12/2024

ARTISAN PARTNERS ASSET MANAGEMENT INC,
for itself and as the general partner of
ARTISAN PARTNERS HOLDINGS LP

By:	Gregory K. Ramirez *

ARTISAN INVESTMENTS GP LLC,
for itself and as the general partner of
ARTISAN PARTNERS LIMITED PARTNERSHIP

By:	Gregory K. Ramirez *

*By:	/s/ Gregory K. Ramirez
Gregory K. Ramirez
Executive Vice President of Artisan Partners Asset Management Inc.
Vice President of Artisan Investments GP LLC